Exhibit 15.2

CONSENT OF EXPERT

The undersigned hereby consents to the inclusion in the Registration Statement on Form 20-F (the "Registration Statement") of District Metals Corp. dated December 10, 2021 of references to the undersigned as a non-independent qualified person and the undersigned's name with respect to the disclosure of technical and scientific information contained in the Registration Statement.

This consent extends to any amendments to the Registration Statement, including post-effective amendments.

/s/ Garrett Ainsworth

Garrett Ainsworth

Date: December 10, 2021